Exhibit 99.1

             BLUE COAT NAMES KEVIN ROYAL NEW CHIEF FINANCIAL OFFICER

    SUNNYVALE, Calif., April 28 /PRNewswire-FirstCall/ -- Blue Coat(R) Systems, Inc. (Nasdaq: BCSI), a leading provider of proxy appliances, today announced that Kevin Royal is joining the company as chief financial officer beginning on May 2, 2005. Royal will assume leadership for Blue Coat's worldwide finance organization, including accounting and reporting, strategic planning, treasury, tax, audit, and investor relations functions.

    "Kevin is an extremely skilled financial executive and we are excited to have him join our team," said Brian NeSmith, president and chief executive officer of Blue Coat. "Kevin's extensive financial and operational experience will contribute substantially to Blue Coat's efforts as we enter the next stage of our growth."

    Royal comes to Blue Coat with exceptional leadership, corporate finance and investor relations experience, having most recently served as chief financial officer at Novellus Systems, Inc., a leader in semiconductor capital equipment. During his tenure, Royal successfully managed the financial aspects of numerous acquisitions, debt and equity offerings, and built a financial organization and infrastructure during a high growth period for Novellus. Prior to Novellus, Royal worked for Ernst & Young and is a certified public accountant in the State of California. He holds a bachelor's degree in business administration from Harding University.

    "Blue Coat has exceptional products that satisfy a growing demand for enterprise Web visibility, security and control," said Royal. "The company is well positioned in the market with proven technology and leadership, and I look forward to contributing to Blue Coat's future success."

    About Blue Coat Systems
    Blue Coat helps organizations make the Web safe and productive for business. Blue Coat proxy appliances provide visibility and control of Web communications to protect against risks from spyware, Web viruses, inappropriate Web surfing, instant messaging (IM), video streaming and peer- to-peer (P2P) file sharing -- while actually improving Web performance. Trusted by many of the world's largest organizations, Blue Coat has shipped more than 20,000 proxy appliances. Blue Coat is headquartered in Sunnyvale, California, and can be reached at 408-220-2200 or www.bluecoat.com.

    FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems' expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems' products or people. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof,

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and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems' business are set forth in Blue Coat Systems' most recently filed Form 10-Q for the quarter ended January 31, 2005, and other reports filed from time to time with the Securities and Exchange Commission.

    NOTE: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

SOURCE  Blue Coat(R) Systems, Inc.
    -0-                             04/28/2005
    /CONTACT:  media, Tony Thompson of Blue Coat Systems, Inc.,
+1-408-220-2305, or tony.thompson@bluecoat.com; or investors, JoAnn Horne of Market Street Partners, +1-408-220-2318, or investor.relations@bluecoat.com/
    /Web site:  http://www.bluecoat.com /